Exhibit 99.1

FOR IMMEDIATE RELEASE

American Vanguard Appoints Industry Veteran,

Douglas A. (“Dak”) Kaye, III as Chief Executive Officer

Well-positioned to further accelerate transforming the global Company into an efficient, profitable, customer-centric organization

NEWPORT BEACH, California – December 5, 2024 – American Vanguard® Corporation (AVD), a leading manufacturer and marketer of innovative solutions for the ag industry in the areas of crop protection and nutrition, turf and ornamental management, and commercial pest control (the “Company”), today announced the appointment of Douglas A. (“Dak”) Kaye, III as the new Chief Executive Officer following a unanimous vote from its Board of Directors (the “Board”), effective December 9, 2024. Mr. Kaye will be based at global headquarters beginning January 6, 2025. Mr. Kaye brings extensive experience to AVD and is expected to lead the Company into a new era of growth and innovation. He will succeed the Office of CEO (OCEO), which has been in place since July 15, 2024.

Dak’s global agricultural knowledge will be valuable in leading the Company. For the past 13 years, he has served in a variety of senior leadership roles at Albaugh, LLC, a top ten global crop protection company. He most recently held the role of President, North America, which is the largest region in the Company. Previously, he was Group Chief Commercial Officer, where he oversaw the commercial activities, which included North America, Europe, Brazil, Argentina, and Latin America regions. Mr. Kaye also served as President of the European region for seven years.

Prior to his work at Albaugh, Dak was the CFO and a Director at a non-crop subsidiary of the crop protection company, Adama, and previously held the role of Co-CEO at an international automotive logistics organization. Mr. Kaye began his career at Arthur Andersen, LLP. He has a Masters of Accountancy and a Bachelor of Science in Business Administration, both from Auburn University. Mr. Kaye was recently elected to the Executive Board of the industry group CropLife America (CLA).

“We are excited to welcome Dak to American Vanguard,” said Scott Baskin, Lead Director of the Board. “His appointment is the result of a comprehensive search process that attracted many outstanding candidates. We are pleased that Dak has agreed to join American Vanguard to spearhead the next phase of the Company’s business transformation,” said Mr. Baskin. He continued, “We believe that Dak is the right executive to drive the Company to achieve its transformation goal of generating an adjusted EBITDA margin of 15% and to strategically position the Company for future growth. I also want to thank the members of the OCEO for their leadership in the interim. While managing several significant changes simultaneously, they also jumpstarted the business transformation and the Company has greatly benefited from their hard work and dedication.”

Mr. Kaye commented, “I am grateful to be named American Vanguard’s Chief Executive Officer at this important point in the Company’s history. I have admired American Vanguard for many years. I view it as having strong relationships with customers by providing solutions that customers know and trust. I’m confident we can accelerate the transformation underway, driving revenue growth and margin improvement. I look forward to leading the team to success!”

About American Vanguard Corporation

American Vanguard Corporation (AVD) is a diversified specialty and agriculture products company that develops and markets products for crop protection and management, turf and ornamentals management, and public and animal health. Over the past 20 years, through product and business acquisitions, the Company has expanded its operations into 21 countries and now has more than 1,000 product registrations in 56 nations, worldwide. To learn more about the Company, please reference www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact	Investor Representative
American Vanguard Corporation	Alpha IR Group
Anthony Young, Director of Investor Relations	Robert Winters
anthonyy@amvac.com	Robert.winters@alpha-ir.com
(949) 221-6119	(929) 266-6315